Exhibit 10.1
PERSONAL AND CONFIDENTIAL
November 1, 2010
James Sullivan
3 Oak Tree Drive
Newport Beach, CA 92660
Re: Employment Offer and Terms of Employment
Dear James:
On behalf of Quality Systems, Inc. (the “Company” or “QSI” or “Quality Systems”), I am exceedingly pleased to extend to you our offer of employment to join the Company as its Executive Vice President, Secretary and General Counsel. This letter will convey the proposed terms and conditions of your employment with the Company.
Following your acceptance of these terms, your employment start date will be November 29, 2010. Your title will be Executive Vice President, Secretary and General Counsel, and subject to necessary business travel requirements, you will perform your employment duties at the Company’s Irvine, California location. As Executive Vice President, Secretary and General Counsel, you will report to Steven Plochocki, and your duties and responsibilities will be commensurate with your title.
Your compensation will consist of the following components:
1.	A base salary at an annualized rate of $300,000, payable in accordance with the Company’s normal payroll practices, and subject to all legally-required deductions.

2.	An annual cash bonus opportunity of up to $150,000, subject to the terms and provisions of the Company’s current 2011 Incentive Program as described in the Company’s 2010 Proxy Statement. Any bonus payable for the Company’s fiscal year 2011 will be pro-rated for the number of months of your employment during the 2011 fiscal year.

3.	On your first day of employment, the immediate grant of an option to purchase 10,000 shares of the Company’s common stock, pursuant to the terms and provisions of the Company’s current Amended and Restated 2005 Stock Option Plan. The options pursuant to this grant will have an exercise price equal to the closing price of the Company’s shares on your first day of employment, an eight (8) year term, and will vest in equal, annual, 20% installments over a five (5)-year period beginning one (1) year following the date of grant. The specific terms and conditions of this options grant will be included in the Company’s standard option grant agreement between you and the Company. In light of the immediate grant of 10,000 options as set forth above, you shall not be eligible for further options under the equity bonus portion of the 2011 Incentive Program, but you will be eligible for options granted to executives under future incentive programs, subject to the terms of such programs.

4.	To align your interest with the shareholders of the Company in a similar manner to the requirement imposed upon the Directors of the Company, you will be required to acquire on the open market and hold, a minimum of 1,000 shares of the Company’s common stock. The acquisition of the 1,000 shares must occur prior to nine months after your start date. A balance of no less than 1,000 shares of the Company’s common stock acquired in connection with this purchase requirement must be maintained by you at all times during your tenure as Executive Vice President, Secretary and General Counsel of the Company. If, prior to nine months after start date, there exists undisclosed information of which we are aware concerning a material nonpublic event with respect to the Company or the company is otherwise involved in a matter that would, under applicable law, prohibit you from acquiring the 1,000 shares referenced herein, the period ending on nine months after start date referenced above shall be extended for a period equal to that time during which you were prohibited from acquiring shares of the Company’s common stock (except for normally scheduled quarterly “blackout” periods in accordance with the Company’s Insider Trading Guidelines). It is the intention of you and the Company, however, that you make your acquisition of the 1,000 shares as expeditiously as possible, and in no event later than nine months after your start date.
5.	You are entitled to accrue three (3) weeks of vacation time per year which may be used in accordance with the Company’s current policy as described in the Employee Handbook.

6.	Group insurance coverage (with a participant eligibility date to be determined by the plan documents currently in effect), together with all other employment benefits will be available to you as an employee of Quality Systems, Inc. on the same terms as for other executive employees of the Company.

7.	By undertaking employment with Quality Systems, you also agree to abide by all current and future employment policies, rules and regulations of the Company. Additionally, by acceptance of this employment offer, you represent to Quality Systems that you have no agreements or covenants with any other entity that may conflict with, or preclude you from fulfilling to the best of your ability, your duties and responsibilities as Executive Vice President, Secretary and General Counsel of the Company. You further agree not to disclose to Quality Systems, or otherwise use on behalf of the Company, any proprietary or confidential information belonging to others which you acquired prior to your employment with Quality Systems, and which you are under obligation to keep secret. It is our policy not to request or expect information. In connection with this offer of employment, other than as expressly stated in this letter, Quality Systems makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment. By accepting employment, you agree that you have not relied upon or been induced to accept employment with Quality Systems on the basis of any such promises or representations. You will be required to execute the standard employee package of documents (including, among other things, a confidentiality agreement and inventions assignment agreement) which we require our employees to execute upon the commencement of employment.

8.	You and Quality Systems expressly understand and agree that your employment with the Company is in all respects “at will,” meaning that either you or Quality Systems can terminate the employment relationship at any time on notice to the other, with or without cause, for any reason or no reason. Quality Systems also can discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter and the employee documents referenced in the next paragraph will be our entire understanding concerning the subjects contained herein (including the at-will nature of your employment and the possible termination of the employment relationship), and the Company’s policy of at-will employment cannot be changed or modified in any way except that it may be superseded by one or more written agreements between you and Quality Systems, authorized in advance by specific resolution of Quality Systems’ Board of Directors and signed by both you and the Company’s Chief Executive Officer.

9.	As with all Quality Systems employees, on your first day of employment, you will be required to execute (i) an Acknowledgment and Certification of your receipt of, and agreement with, the Company’s Employee Handbook (the Handbook includes an at-will employment statement consistent with the foregoing), and (ii) a Employee Confidential Information and Employee Works Agreement (California version). As required by law, you also must establish your identity and authorization to work in the United States as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and plan to bring the appropriate original documentation on your first day of work.

As we have discussed, you have agreed to maintain in confidence this employment offer and your acceptance of it until Quality Systems notifies you that it is ready to make a public announcement of your resignation from the board of directors of your current employer and acceptance of employment with Quality Systems, Inc. I am delighted you will be joining Quality Systems as Executive Vice President, Secretary and General Counsel, and I look forward to your making a tremendous contribution to the Company.

Regards,

/s/ Steven T. Plochocki

Quality Systems, Inc.
Steven T. Plochocki, Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ James Sullivan

James Sullivan
Dated: November 1, 2010

Exhibit A follows on next page

EXHIBIT A
It is agreed that the employment start date shall be: November 29, 2010.

/s/ Steven T. Plochocki

Quality Systems, Inc.
Steven T. Plochocki, Chief Executive Officer

EMPLOYMENT START DATE AGREED TO AND ACCEPTED:

/s/ James Sullivan

James Sullivan
Dated: November 1, 2010